UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

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National Penn Bancshares, Inc.
(Name of Registrant as Specified In Its Charter)
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THIS LETTER WAS SENT TO NATIONAL PENN SHAREHOLDERS
 WITH THE PROXY STATEMENT

April 1, 2011

Dear Fellow Shareholder:

I am pleased to announce that on March 16, 2011 National Penn redeemed the entire $150 million of preferred stock issued to the U.S. Treasury under its TARP Capital Purchase Program. As a result, our company has reached yet another important milestone in our corporate history!

The TARP investment, which was made in December 2008 in the face of an increasingly challenging economic environment, supported our lending activities and the economic recovery in our region.  Our strong balance sheet and fundamentals, as well as our enhanced capital levels including the investment by Warburg Pincus, have enabled us to accelerate the repayment of TARP.

The redemption will eliminate $8 million annually in cash preferred dividends and associated expenses.

Our repayment of TARP was one of our key strategic objectives in 2011.  National Penn is clean, strong and efficient, and remains focused on growing profitability, maintaining solid fundamental performance, further improving asset quality, and growing from a strong balance sheet to enhance shareholder value.

Sincerely,

Scott V. Fainor
President and CEO